Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 201581) and related Prospectus of Omeros Corporation for the registration of up to $100,000,000 of its common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, and units and to the incorporation by reference therein of our reports dated March 16, 2015, with respect to the consolidated financial statements of Omeros Corporation, and the effectiveness of internal control over financial reporting of Omeros Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

March 15, 2016